Independent Auditors' Consent
                         -----------------------------

The Board of Directors
Biospecifics Technologies Corp.:

We consent to incorporation by reference in the Registration Statement (No. 33-95116) on Form S-8 of Biospecifics Technologies Corp. of our report dated April 18, 1997, relating to the consolidated balance sheet of Biospecifics Technologies Corp. as of January 31, 1997 and the related statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended January 31, 1997, which report appears in the January 31, 1997 annual report on Form 10-KSB of Biospecifics Technologies Corp.

Our report refers to the Company's adoption of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" in fiscal year 1997.

Jericho, New York
ApriI 30, 1997

KPMG PEAT MARWICK LLP